UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 27, 2013
(December 27, 2013)

Exact Name of Registrant as Specified
Commission	in Charter, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

______________________________

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 27, 2013, PNM Resources, Inc. (“PNMR”) entered into a $100 million Amended and Restated Term Loan Agreement (the “Amended and Restated Term Loan Agreement”) among PNMR, the lender parties (JPMorgan Chase Bank, N.A. and Union Bank, N.A.) and JPMorgan Chase Bank, N.A., as Administrative Agent. The Amended and Restated Term Loan Agreement amends and restates the $100 million Term Loan Agreement, entered into on December 14, 2012 (“Term Loan Agreement”), among PNMR and JPMorgan Chase Bank, N.A., as Administrative Agent and lender. A copy of the Term Loan Agreement, which has a maturity date of December 27, 2013, was filed by PNMR as an exhibit to its Form 8-K on December 17, 2012.

The Amended and Restated Term Loan Agreement adds Union Bank, N.A. as a lender and extends the maturity date to December 26, 2014.

PNMR must pay interest on its borrowing under the Amended and Restated Term Loan Agreement from time to time following funding and must repay all amounts on or before the maturity date.

The Amended and Restated Term Loan Agreement includes customary covenants, including requirements to not exceed a maximum consolidated debt-to-consolidated capitalization ratio. The Amended and Restated Term Loan Agreement also includes customary events of default. The Amended and Restated Term Loan Agreement has a cross default provision and a change of control provision. If an event of default occurs, the Administrative Agent may, or upon the request and direction of the lenders holding a specified percentage of the loans shall, declare the obligations outstanding under the Amended and Restated Term Loan Agreement to be due and payable. Such acceleration will occur automatically in the event of an insolvency or bankruptcy default.

The Administrative Agent and the lenders perform normal banking (including as lenders under PNMR's $300 million unsecured revolving credit facility, dated as of October 31, 2011) and investment banking and advisory services from time to time for PNMR and its affiliates, for which it receives customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: December 27, 2013	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)